Exhibit 3

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends of Braskem S.A.

	For the Nine-Month Period Ended September 30,					For the Year Ended December 31,
	2013		2012			2012			2011		2010		2009
	(in thousands of reais)
Computation of Earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	R$	777,997	R$	(1,622,576)		R$	(1,807,907)		R$	(916,187)	R$	1,867,136	R$	1,755,288
Plus fixed charges		1,056,915		879,093			1,400,719			1,227,004		965,000		561,444
Plus amortization of capitalized interest		26,728		17,356			24,338			21,545		18,203		15,472
Plus distributed income of equity investees		(1,701)		(32,747)			(25,807)			(1,665)		20,302		3,188
Less Interest capitalized		(209,459)		(121,723)			(162,227)			(101,721)		(43,491)		94,461
Less preference security dividend requirements of consolidated subsidiaries(1)		(11,988)		(8,325)			(260,409)			(117,670)		(21,196)		(7,020)

Total earnings	R$	1,638,492	R$	(888,922)		R$	(831,293)		R$	111,306	R$	2,805,954	R$	2,422,773

Computation of fixed charges and preference dividends:
Interest expensed and capitalized	R$	1,040,399	R$	867,168		R$	1,135,363		R$	1,100,791	R$	937,804	R$	545,882
Plus preference security dividend requirements of consolidated subsidiaries(1)		11,988		8,325			260,409			117,670		21,196		7,020
Plus estimated interest from operating leases(2)		4,528		3,600			4,947			8,543		6,000		8,542

Total fixed charges and preference dividends	R$	1,056,915	R$	879,093		R$	1,400,719		R$	1,227,004	R$	965,000	R$	561,444

Ratio of Earnings to Combined Fixed Charges and Preference Dividends(3)		1.55x		(1.01	)x		(0.59	)x		0.09x		2.91x		4.32x

(1)	Represents the amount of after-tax earnings that are required to pay the dividends on outstanding preferred securities. The dividend requirement is computed as (a) the amount of the dividend divided by (b) one minus the effective income tax rate applicable to continuing operations.
(2)	Interest is estimated as one-third of the total expense of our operating leases.
(3)	Due to exchange rate variations, for the nine-month period ended September 30, 2012 and for the years ended December 31, 2012 and 2011, the ratio of earnings to combined fixed charges and preference dividends was less than 1:1. We would have needed to generate additional earnings of R$1,768,015 for the nine-month period ended September 30, 2012, R$2,232,012 for the year ended December 31, 2012 and R$1,115,698 for the year ended December 31, 2011 to achieve ratio coverage of 1:1 in each respective period.